Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President Chief Financial Officer
(856) 532-6603
6000 Central Highway Pennsauken, NJ 08109

J & J SNACK FOODS
REPORTS SECOND QUARTER SALES
AND EARNINGS

Pennsauken, NJ, April 23, 2012 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for its second quarter and six months ended March 24, 2012 .

Sales increased 16% to $189.6 million from $162.7 million in last year’s second quarter. Net earnings were $10.4 million in the current quarter compared to $8.7 million last year.  Earnings per diluted share were $.55 for the second quarter compared to $.46 last year. Operating income increased 17% to $16.3 million in the current quarter from $14.0 million in the year ago quarter.

For the six months ended March 24, 2012, sales increased 14% to $362.2 million from $318.4 million in last year’s first half.  Net earnings increased 1% to $15.9 million in the six months from $15.8 million last year.  Earnings per diluted share were $.84 for the six months for both years.  Operating income decreased 1% to $24.7 million from $24.9 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “We are pleased with our overall results for the period and are hopeful the trend continues.  Our foodservice and ICEE beverage groups had a good quarter. “

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and  SLUSH PUPPIE frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes,  MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies, PATIO burritos and HAND FULLS and HOLLY RIDGE BAKERY filled handheld  products.  J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida; Colton, Vernon  and Norwalk, California; Holly Ridge, North Carolina; and Weston, Oregon.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.
**BARQ’S is a registered trademark of Barq’s Inc.

- more -

Consolidated Statement of Operations
(unaudited)
(in thousands, except per share amounts)

	Three months ended		Six months ended
	March 24,	March 26,	March 24,	March 26,
	2012	2011	2012	2011

Net Sales	$189,554	$162,731	$362,240	$318,363

Cost of goods sold	135,567	113,709	261,847	223,240
Gross Profit	53,987	49,022	100,393	95,123

Operating expenses
Marketing	17,404	16,260	35,063	32,942
Distribution	14,212	12,808	28,431	25,672
Administrative	6,219	5,907	12,285	11,535
Other general (income) expense	(121)	93	(122)	47
	37,714	35,068	75,657	70,196

Operating Income	16,273	13,954	24,736	24,927

Other income (expense)
Investment income	380	207	735	443
Interest expense & other	(4)	(36)	(43)	(72)

Earnings before income taxes	16,649	14,125	25,428	25,298

Income taxes	6,226	5,466	9,520	9,545

NET EARNINGS	$10,423	$8,659	$15,908	$15,753

Earnings per diluted share	$0.55	$0.46	$0.84	$0.84

Weighted average number of diluted shares	18,930	18,767	18,902	18,734

Earnings per basic share	$0.55	$0.46	$0.84	$0.85

Weighted average number of basic shares	18,858	18,638	18,832	18,608

	Consolidated Balance Sheets
	March 24, 2012	September 24, 2011
	(unaudited)
	(in thousands)
Cash & cash equivalents	$91,668	$87,479
Current marketable securities held to maturity	2,454	25,506
Other current assets	149,331	146,865
Property, plant & equipment, net	132,959	124,650
Goodwill	70,070	70,070
Other intangible assets, net	50,259	52,005
Marketable securities held to maturity	67,479	42,000
Other	2,768	2,241
Total	$566,988	$550,816

Current liabilities	$76,698	$75,848
Long-term obligations under capital leases	375	523
Deferred income taxes	41,064	41,050
Other long-term obligations	945	1,007
Stockholders’ equity	447,906	432,388
Total	$566,988	$550,816

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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